                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

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[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             AMERITECH CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                             AMERITECH CORPORATION
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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Notes:

[AMERITECH LOGO]                                           30 South Wacker Drive
                                                         Chicago, Illinois 60606

               NOTICE OF 1995 ANNUAL MEETING AND PROXY STATEMENT

March 1, 1995

Dear Shareowner:

  The directors and officers of your company cordially invite you to attend the annual meeting of Ameritech's shareowners, which will be held in the Arthur Rubloff Auditorium of The Art Institute of Chicago, on Wednesday, April 19, 1995, at 9:30 a.m.

  If you plan to attend the meeting, please keep the admission ticket and map that are attached to the form of proxy accompanying this notice and proxy statement and check the appropriate box on the form of proxy.

  Whether or not you plan to attend in person, please mark your votes on the enclosed proxy card, sign and date it and mail it in the postage-paid envelope as soon as possible.

  At the meeting we will elect five directors and vote on ratification of the appointment of independent public accountants, a proposed annual incentive plan for senior officers and two shareowner proposals, as described in the formal notice of the meeting and proxy statement appearing on the following pages.

  We also will report on the progress of Ameritech and comment on matters of current interest. There will be a period of informal discussion in which shareowners will have an opportunity to comment or ask questions. After the meeting, you are invited to be our guest and tour the magnificent exhibits of The Art Institute of Chicago.

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE ENCLOSED PROXY CARD.

Sincerely,

LOGO
Richard C. Notebaert
Chairman and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                                 APRIL 19, 1995

  The Annual Meeting of Shareowners of Ameritech Corporation will be held at the Arthur Rubloff Auditorium of The Art Institute of Chicago, Columbus Drive and Monroe Street, Chicago, Illinois, on Wednesday, April 19, 1995, at 9:30 a.m., to consider and take action with respect to the following matters:

    1. Election of five Directors to serve for a term of three years;

    2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1995;

    3. Approval of the Ameritech Management Committee Short Term Incentive
       Plan;

    4. Shareowner proposal regarding cumulative voting in elections of Directors;

    5. Shareowner proposal regarding electing all Directors annually; and

    6. Such other business as may properly come before the meeting or any adjournment thereof.

  Holders of Common Stock of record at the close of business on February 21, 1995 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such holders will be open to the examination of any shareowner, for any purpose germane to the meeting, at the offices of Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois, for a period of ten days prior to the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat
                                          Secretary

March 1, 1995

AMERITECH CORPORATION
30 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

  The Board of Directors of Ameritech Corporation (hereinafter called "Ameritech" or the "Company") solicits your proxy for use at the 1995 Annual Meeting of Shareowners to be held on April 19, 1995, and urges you to complete and return your proxy card promptly. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy or by giving written notice of such revocation to the Secretary of the Company.

  Holders of Ameritech Common Stock of record at the close of business on February 21, 1995 are entitled to vote at the Annual Meeting. On that date, 552,586,198 shares of Ameritech Common Stock were issued and outstanding. Each share entitles the holder to one vote. The persons appointed by the enclosed proxy card have advised the Board of Directors that it is their intention to vote at the meeting in compliance with the instructions on the proxy cards received from shareowners and, if no contrary instruction is indicated on the proxy card, for the election of the persons nominated to serve as Directors and in accordance with the recommendations of the Board of Directors on the other matters brought before the meeting, as described herein.

  If a shareowner is a participant in the Ameritech Shareowner Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full and fractional shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareowner is a participant in the Ameritech Savings Plan for Salaried Employees ("SPSE"), the Ameritech Savings and Security Plan for Non-Salaried Employees ("SSP") or certain employee savings plans of affiliated companies, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If voting instructions are not received for shares in SPSE or SSP, those shares will be voted in the same proportion as the shares in those plans for which voting instructions are received.

  The five Directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast by the shareowners present in person or by proxy and entitled to vote. With regard to the election of Directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

  Abstentions may be specified on all proposals submitted to a shareowner vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, abstentions on any of the Company's proposals to ratify the appointment of the independent public accountants and to approve the annual incentive plan for senior officers or on the shareowner proposals will have the effect of a vote against such proposal.

  Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of Ameritech Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors, ratification of the appointment of the independent public accountants and the proposed annual incentive plan for senior officers. However, brokers may not vote shares held for customers on the two shareowner proposals without specific instructions from such customers. Under applicable Delaware law, "broker non-votes" on any such proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will be considered not entitled to vote on that proposal and thus will not be counted in determining whether such proposal receives a majority of the shares of Ameritech Common Stock present and entitled to vote at the Annual Meeting. Therefore, broker non-votes with respect to any proposal submitted to shareowners at the Annual Meeting by the Company or by shareowners set forth in this proxy statement will have no effect on the outcome of such proposal, although broker non-votes are counted in determining the existence of a quorum.

  This proxy statement and the enclosed proxy card are being first mailed to shareowners on or about March 3, 1995.

                             ELECTION OF DIRECTORS

  The Board of Directors is presently composed of thirteen members. The Certificate of Incorporation of Ameritech divides the Board of Directors into three classes, as nearly equal in size as possible, with one class of Directors elected each year for a three-year term. The terms of the Directors in one class, which is composed of five of the Directors, expire in 1995 and all of those Directors have been nominated for re-election. If for any reason any of these nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

  The following sets forth information as to each nominee for election at this meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of Ameritech.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1998:


                  HANNA HOLBORN GRAY, PH.D., 64, President Emeritus and Harry Pratt Judson Distinguished Service Professor of History, University of Chicago, Chicago, Illinois, since 1993. Dr. Gray served as President of the University of Chicago from 1978 to 1993. She is a Director of Atlantic Richfield Company, Cummins Engine Company, Inc. and J. P. Morgan & Co. Incorporated (and its subsidiary, Morgan Guaranty Trust Company of New York). She is a member of the Nominating Committee. Dr. Gray also is a Director of the Ameritech Foundation.

                  Director since 1983.

                  ARTHUR C. MARTINEZ, 55, Chairman and Chief Executive Officer of the Sears Merchandise Group of Sears, Roebuck & Co., Hoffman Estates, Illinois (merchandising and real estate), since 1992. Mr. Martinez served as Vice Chairman of Saks Fifth Avenue from 1990 to 1992 and as Senior Vice President and Group Chief Executive of the BATUS, Inc. Retail Division from 1987 to 1990. He is a Director of Sears, Roebuck & Co. Mr. Martinez is a member of the Compensation Committee and the Finance Committee.

                  Director since 1995.

                  JOHN D. ONG, 61, Chairman of the Board and Chief Executive Officer of The BFGoodrich Company, Akron, Ohio (chemical and aerospace products), since 1979. Mr. Ong is a Director of The BFGoodrich Company, Asarco Incorporated, Cooper Industries, Inc., The Geon Company and The Kroger Company. He is Chairman of the Nominating Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1983.

                  A. BARRY RAND, 50, Executive Vice President, Operations of Xerox Corporation, Stamford, Connecticut (document processing and financial services), since February 1992. Mr. Rand served as President of the Xerox United States Marketing Group from 1987 to 1992. He has been a corporate officer of Xerox since 1985. Mr. Rand is a Director of Honeywell Inc. and Abbott Laboratories. He is a member of the Audit Committee and the Nominating Committee.


                  Director since 1993.

                  JAMES A. UNRUH, 53, Chairman of the Board and Chief Executive Officer of Unisys Corporation, Blue Bell, Pennsylvania (information services, technology and software), since 1990. Mr. Unruh served as President and Chief Executive Officer of Unisys in 1990 and as President and Chief Operating Officer from 1989 to 1990. He is a Director of Unisys Corporation. Mr. Unruh is a member of the Audit Committee and the Finance Committee.

                  Director since 1995.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1996:

                  RICHARD H. BROWN, 47, Vice Chairman of Ameritech since January 1993. Mr. Brown served as President of Ameritech's Illinois Bell subsidiary from 1990 to 1993. Prior to joining Illinois Bell, he was an officer of United Telecommunications, Inc., serving as Senior Vice President from 1987 to 1989 and Executive Vice President of United Telecom and U.S. Sprint from 1989 to 1990. Mr. Brown is a Director of The Upjohn Company. He is a member of the Finance Committee and President of the Ameritech Foundation.

                  Director since 1993.

                  SHELDON B. LUBAR, 65, Founder and Chairman of Lubar & Co., Milwaukee, Wisconsin (private investment and venture capital firm), and Chairman and Chief Executive Officer of Christiana Companies, Inc., Milwaukee, Wisconsin (operating and investment company with businesses in refrigerated warehousing and logistics). Mr. Lubar is a Director of Massachusetts Mutual Life Insurance Company, Firstar Corporation, Christiana Companies, Inc. and MGIC Investment Corp. He is a member of the Audit Committee and the Finance Committee.

                  Director since 1993.

                  LYNN M. MARTIN, 55, Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche since 1993. Ms. Martin assumed the Davee Chair at the J.L. Kellogg Graduate School of Management, Northwestern University, in 1993. She also served as fellow at the Kennedy School of Government, Harvard University, in 1993. Ms. Martin served as United States Secretary of Labor from February 1991 to January 1993. She served as a member of the U.S. House of Representatives from Illinois for five terms from 1981 to 1990. She also served in the Illinois House of Representatives from 1977 to 1979 and the Illinois Senate from 1979 to 1981. She is a Director of The Dreyfus Corporation, Harcourt General, Inc., Ryder Systems, Inc. and Procter & Gamble Corporation. Ms. Martin is a member of the Finance Committee and the Nominating Committee.

                  Director since 1993.

                  RICHARD C. NOTEBAERT, 47, Chairman of the Board, President and Chief Executive Officer of Ameritech since April 1994. Mr. Notebaert served as President and Chief Executive Officer of Ameritech from January 1994 to April 1994, as President and Chief Operating Officer from June 1993 to January 1994 and as Vice Chairman from January 1993 to June 1993. He served as President of Ameritech Services, Inc. (a wholly-owned subsidiary of Ameritech's five state telephone companies) from June 1992 to January 1993, as President of Ameritech's Indiana Bell subsidiary from 1989 to 1992 and as President of Ameritech Mobile Communications, Inc. from 1986 to 1989. Mr. Notebaert is Chairman of the Executive Committee.

                  Director since 1993.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1997:

                  DONALD C. CLARK, 63, Chairman of the Board of Household International, Inc., Prospect Heights, Illinois (financial services), since 1984. Mr. Clark served as Chairman and Chief Executive Officer of Household International, Inc. from 1984 to 1994. He is a Director of Household International, Inc., Warner-Lambert Co., Schwitzer Inc. and Scotsman Industries, Inc. Mr. Clark is Chairman of the Finance Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1989.

                  MELVIN R. GOODES, 59, Chairman and Chief Executive Officer of Warner-Lambert Company, Morris Plains, New Jersey (pharmaceuticals and consumer products), since 1991. Mr. Goodes served as President and Chief Operating Officer of Warner-Lambert from 1985 to 1991. He is a Director of Warner-Lambert Company, Chemical Banking Corporation (and its subsidiary, Chemical Bank) and Unisys Corporation.

                  Director since 1994.

                  JAMES A. HENDERSON, 60, Chairman and Chief Executive Officer of Cummins Engine Company, Inc., Columbus, Indiana (heavy-duty diesel engines, parts and related products), since 1995. Mr. Henderson became Chief Executive Officer in 1994 and served as President and Chief Operating Officer of Cummins Engine Company, Inc. from 1977 to 1994. He is a Director of Cummins Engine Company, Inc., Inland Steel Industries, Inc., Rohm and Haas Co. and Landmark Communications, Inc. Mr. Henderson is Chairman of the Compensation Committee and a member of the Audit Committee. He also is a Director of the Ameritech Foundation.

                  Director since 1983.

                  JOHN B. MCCOY, 51, Chairman and Chief Executive Officer of BANC ONE CORPORATION, Columbus, Ohio (bank holding company), since 1987. Mr. McCoy served as President and Chief Executive Officer of BANC ONE CORPORATION from 1984 to 1987. He is a Director of BANC ONE CORPORATION, Cardinal Health, Inc., Tenneco Inc. and the Federal Home Loan Mortgage Corporation. Mr. McCoy is Chairman of the Audit Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1991.

THE BOARD OF DIRECTORS

  The business and affairs of Ameritech are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of Ameritech rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers and employees of Ameritech and its subsidiaries.

  The Board of Directors met eleven times in 1994. The average attendance at the aggregate number of Board and committee meetings was 91% in 1994 and no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served.

COMMITTEES OF THE BOARD

  The Audit Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company, subject to ratification by the shareowners at the Annual Meeting. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants and with the Company's internal auditors. The Audit Committee met three times in 1994.

  The Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Nominating Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of candidates as nominees for election as Directors. In recommending candidates, this committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. Shareowners who wish to suggest qualified candidates should write to the Corporate Secretary of Ameritech at 30 South Wacker Drive, Chicago, Illinois 60606, stating in detail the qualifications of such persons for consideration by the Committee. The Nominating Committee met once in 1994.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of officers of Ameritech other than the five most highly compensated officers and makes recommendations to the Board of Directors concerning the salary and compensation of the Chairman of the Board, President and Chief Executive Officer, the Vice Chairman, and any other officer who is or would be among the five most highly compensated officers of Ameritech. This committee met three times in 1994.

  The Finance Committee reviews and makes recommendations to the Board with respect to the financial policies, plans and procedures of the Company, the financial implications of proposed corporate actions and matters concerning dividend reinvestment and stock purchase plans. This committee also reviews and authorizes investments in and advances to subsidiaries and is responsible for reviewing the policies, plans and procedures of the Company with respect to the investment and management of the assets of the Company's pension, savings and other employee benefit plans. The Finance Committee met three times in 1994.

  The Executive Committee is authorized to exercise, during intervals between meetings of the Board of Directors, the powers of the Board of Directors in the management and direction of the business and affairs of the Company subject to the provisions of the corporation law of the State of Delaware. The Executive Committee did not meet in 1994.

  The committee memberships of each nominee and continuing Director are set forth in their biographical information above.

OFFICER AND DIRECTOR STOCK OWNERSHIP

  The following table sets forth beneficial ownership of Ameritech Common Stock as of February 21, 1995, by each Director and nominee, the chief executive officer, the five other most highly compensated executive officers and all Directors and executive officers as a group. Such beneficial ownership includes shares held by certain family members, trusts and private foundations. The persons shown in the following table are deemed to have sole power to vote and dispose of such shares. None of the persons nor the group shown below has beneficial ownership of more than 1% of the outstanding shares of Ameritech Common Stock. Shares shown as beneficially owned by Mr. Brown, Mr. Campbell, Mr. Hester, Mr. Notebaert, Mr. Reiman and Mr. Weiss and by all Ameritech officers as a group below include shares held for their accounts in the Ameritech Savings Plan for Salaried Employees as of December 31, 1994.

                                                                      TOTAL
    NAME                                                           OWNERSHIP(*)
    ----                                                           ------------
Richard H. Brown..................................................    126,425
W. Patrick Campbell...............................................     15,800
Donald C. Clark...................................................     13,116
Melvin R. Goodes..................................................      2,000
Hanna Holborn Gray................................................      9,604
James A. Henderson................................................     12,400
Thomas P. Hester..................................................    156,849
Sheldon B. Lubar..................................................      7,674
Lynn M. Martin....................................................      3,000
Arthur C. Martinez................................................      1,000
John B. McCoy.....................................................      6,500
Richard C. Notebaert..............................................    155,650
John D. Ong.......................................................      9,153
A. Barry Rand.....................................................      2,536
Thomas J. Reiman..................................................     60,031
James A. Unruh....................................................      1,000
William L. Weiss..................................................    567,960
All of the above and other executive officers as a group (29 per-
 sons)............................................................  1,307,914

- --------
* Includes shares of Ameritech Common Stock which may be acquired within 60 days after February 21, 1995 through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Brown, 45,389; Mr. Campbell, 15,517; Mr. Hester, 112,841; Mr. Notebaert, 117,532; Mr. Reiman, 40,603; Mr. Weiss, 334,300; and all executive officers as a group, 666,182.

COMPENSATION OF DIRECTORS

  Directors who are not employees receive an annual retainer of $41,000. Non-employee Directors also receive additional annual retainers of $5,000 ($6,000 for chairmen) for each active committee (other than the Executive Committee) on which they serve. Directors may elect to defer receipt of all or part of their retainers in either cash units, Common Stock units or a combination of both. Deferred cash units earn interest, compounded quarterly, at the rate established by the Compensation Committee from time to time or, if no such rate is established, at a rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter. Deferred Common Stock units are based on the number of Ameritech common shares which deferred retainers would purchase at the fair market value of Ameritech common shares on the date the retainers would otherwise be paid. Deferred Common Stock accounts are credited on each dividend payment date for Ameritech common shares with additional Common Stock units by dividing the aggregate cash dividend which would have been paid if existing Common Stock units were actual common shares by the fair market value of the Company's common shares as of the dividend payment date. Deferred amounts are paid in cash, with the value of Common Stock units based on the fair market value of Ameritech common shares at the time of payment, in one payment or in up to ten equal annual installments beginning on the first day of the calendar year following the year in which the Director ceases to be a Director, or in a lump sum in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. At the 1987 Annual Meeting, Ameritech's shareowners approved the Ameritech Stock Retirement Plan for Non-Employee Directors, under which each Director who is not an officer or employee of Ameritech or any of its subsidiaries or affiliates is granted 1,500 shares of Ameritech Common Stock after each Annual Meeting at which Directors are elected. Each grant of stock is accompanied by a payment to offset the increase in the Directors' Federal, state and local tax liabilities resulting from such grant and payment. The maximum number of grants to a Director is six. The plan also provides for grants up to the maximum number of shares in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. The Company also provides non-employee Directors travel accident insurance when on Company business.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, as independent public accountants, to examine the consolidated financial statements of the Company for the current year ending December 31, 1995 and to perform other appropriate accounting services. Arthur Andersen LLP has served as independent public accountants for the Company since its organization.

  A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen LLP as Ameritech's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the shareowners do not ratify this appointment by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

            AMERITECH MANAGEMENT COMMITTEE SHORT TERM INCENTIVE PLAN

  The Ameritech Management Committee Short Term Incentive Plan (the "Plan") will provide incentives to certain officers of the Company to earn annual cash awards based upon the achievement of corporate financial objectives. Eligibility under the Plan will be limited to the Company's Chief Executive Officer and the other members of the Company's Management Committee. In addition to the Chief Executive Officer, the current members of the Management Committee are the Vice Chairman, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, the Executive Vice President--Corporate Strategy and Business Development, the Senior Vice President--Corporate Communications and the Senior Vice President-- Human Resources.

  Under the Plan, during the first quarter of each year the Compensation Committee of the Board of Directors will establish in writing for the year one or more performance criteria, which shall be quantifiable financial measures such as the Company's net income, earnings per share, cash flow, revenues, return on assets or total shareowner return, a target incentive award for each participant in the Plan and a payout schedule specifying percentages ranging from 0% to 150% of the target incentive awards payable for varying levels of attainment of the performance criteria. After the Company's financial results for the year have been determined, the Committee will certify the level of attainment of the performance criteria and will calculate the possible incentive payments for participants under the payout schedule established at the beginning of the year. The Compensation Committee will have full power and authority under the Plan to reduce or eliminate (but not to increase) the amount that would otherwise be payable to any participant based on the established target award and payout schedule and the Company's financial performance for the year. In no event shall an award to any participant exceed $4.5 million for any year under the Plan. Should a "change in control" (as defined in the Plan) occur, each participant would receive an incentive payment for the year in which such change occurs at least equal to his or her target award for the year.

  If approved by shareowners, the Plan will be effective for the year ending December 31, 1995 and for the four following years unless sooner terminated by the Company's Board of Directors. For the 1995 year, the Compensation Committee has established performance criteria based on the Company's revenues and return on assets for the year.

  Shareowner approval of the Plan should permit the Company to deduct compensation paid under the Plan for federal income tax purposes under legislation adopted by Congress in 1993 that limits deductibility of compensation unless it is performance-based and the plan under which it is paid is approved by shareowners.

  THIS SUMMARY OF THE PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN AS SET FORTH IN EXHIBIT A.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PLAN.

                              SHAREOWNER PROPOSALS

SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 180 shares of the Common Stock of the Company, has given notice that she plans to introduce the following resolution at the meeting and has asked that the following statement of reasons for its introduction be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 82,370,841 shares, representing approximately 20.34% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL.

  The proponent submitted the same proposal for the 1991, 1992, 1993 and 1994 Annual Meetings and it was opposed by the owners of 83.14%, 81.1%, 78.17% and 79.66%, respectively, of the shares voted.

  Each Director of the Company currently is elected by the holders of a majority of the Company's outstanding shares, thereby permitting the Directors to administer the affairs of the corporation for the benefit of all shareowners. The Board of Directors continues to believe that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareowners. The shareowner or special group electing a director by cumulative voting may seek to have that director represent the shareowner's or group's special interest rather than the interests of the shareowners as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareowners as a whole.

  The majority of state legislatures, including the State of Delaware, the state in which Ameritech is incorporated, do not require cumulative voting.

  The majority of companies listed on the New York Stock Exchange do not elect directors by cumulative voting. The Company's present method of electing Directors is employed by most companies listed on the New York Stock Exchange and the Board of Directors believes that this method is appropriate to ensure that Directors will represent all the shareowners and not a particular group.

  Under the corporation law of the State of Delaware, the action recommended in this proposal could be taken only if the Board of Directors recommended an amendment to the Company's Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

SHAREOWNER PROPOSAL REGARDING ELECTING ALL DIRECTORS ANNUALLY

  Mr. John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, record holders of 164 shares and 60 shares, respectively, of the Common Stock of the Company, and together as co-trustees and representing an additional family interest with respect to a total of 2,007 shares of Common Stock, and Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, record holder of 16 shares of Common Stock, and Edith and Edward Rudy, Box 7077, Yorkville Station, New York, New York 10128-7077, record holders of 481 shares of Common Stock, have given notice that they will cause the following resolution to be introduced at the meeting and have asked that the following statement of reasons be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

  "REASONS"

  "Continued very strong support along the lines we suggest were shown at the last annual meeting when 24.77% of the votes cast, representing 50,056 accounts and a total of 100,531,910 shares, were cast in favor of this proposal. The votes against included unmarked proxies."

  "Last year ARCO, to its credit, voluntarily ended theirs stating that when a very high percentage, 34.6%, desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as Pacific Enterprises, Katy Industry, Hanover Direct and others."

  "Because of the normal need to find new directors and because of environmental problems and the recent avalanche of derivative losses and many groups desiring to have directors who are qualified on the subject, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting."

  "Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder company. Thanks to AXA, the controlling French insurance company not wanting it they will not have a staggered board."

  "The Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally at the adjourned meeting enough votes were counted to recall him."

  "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL.

  This same proposal was presented at the 1987, 1988, 1989, 1990, 1991, 1992 and 1994 Annual Meetings, where it was voted against by 88.33%, 83.21%, 79.40%, 81.58%, 77.48%, 74.13% and 75.23%, respectively, of the shares voted. The Board of Directors continues to believe that the current division of the Board into three classes, with one class elected each year for a three-year term, provides continuity and stability in the membership of the Board of Directors and in the policies established by the Board, permitting new directors to become familiar with the business of the Company and to benefit from the experience of the continuing directors. A classified Board increases the likelihood that at all times at least two-thirds of the members of the Board of Directors will have experience and familiarity with the business, affairs and issues of the Company.

  The Board of Directors also recognizes that it is possible for various individuals or entities owning a significant but minority position in a corporation to attempt to obtain actual control of the corporation, or to further some other personal goal with respect to the corporation or its shares or assets, by electing at a single annual meeting their own slate of directors. Such an attempt, even if unsuccessful, can seriously disrupt the conduct of the business of a corporation and cause it to incur substantial expense. The Company's present method of electing Directors by classes promotes continuity of experience on the Board, provides for an orderly succession of directors and would encourage any unsolicited bidder for control of the Company to negotiate with the Board, which can best represent the interests of all of the shareowners.

  Election of directors by classes is a common practice that has been adopted by many companies. It is specifically permitted by the laws of many states, including the State of Delaware, as well as the rules of the New York Stock Exchange.

  Under the corporation law of the State of Delaware, the state in which the Company is incorporated, the action recommended in the proposal could be taken only if the Board of Directors recommended an amendment to Article EIGHTH of the Company's Certificate of Incorporation and directed that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this shareowner proposal is only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                                 OTHER BUSINESS

  The Board of Directors does not know of any further business to be presented at the meeting. However, should any other matter requiring a vote of the shareowners arise, the persons appointed by the enclosed proxy card intend to vote thereon in accordance with their best judgment in the interest of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors has oversight responsibility for the Company's executive compensation programs. More specifically, the Committee approves all pay plans and changes therein. It also approves performance goals for incentive awards, certifies the attainment of goals, and approves the actual awards to the chief executive officer and the other four most highly compensated executive officers. The Committee recommends the base salary of the chief executive officer and the other four most highly compensated executive officers to the full Board of Directors. The full Board of Directors is responsible for acting on the recommendations of the Committee.

REPORT OF THE COMPENSATION COMMITTEE

  Since its inception, the Company has designed and administered executive compensation programs so that pay is linked to Company performance and so that the interests of executives are aligned with the interests of shareowners. This philosophy is articulated in the following guiding principles of the Company's compensation programs:

  . A significant percentage of pay will be determined by the Company's annual and long term financial performance, including the creation of shareowner value.

  . Compensation programs will be designed to encourage and balance the attainment of short term operational goals and long term strategic initiatives.

  . Total compensation will be targeted at competitive levels to allow the Company to attract, retain and motivate high caliber employees; however, a greater percentage of compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

  . Compensation programs will be designed to encourage stock ownership by executives.

  There are three elements to the Company's compensation program, each consistent with the compensation philosophy: annual base salary, annual cash bonus incentives and long term incentives. Both the annual and the longer term incentives are directed toward specific financial measures, including earnings growth, revenue growth and total return to shareowners (stock price appreciation plus dividends), with each of the targets calling for progressively excellent results.

  An important consideration in the design of the Company's compensation programs is the use of stock to encourage ownership by management. The Ameritech long term incentive plans may utilize performance-based restricted stock, performance units and stock options in making grants. Beginning in 1991, all long term grants have been in the form of the Company's stock. To support the Company's belief in stock ownership by executives, there are in effect ownership guidelines for key managers which require stock holdings that are proportionate to an individual's compensation and position in the Company. Newly hired and promoted executives are given a reasonable period of time to achieve these guidelines. As of December 31, 1994, the stock ownership of all of the executive officers named in the Summary Compensation Table that follows either exceeded or were on track to meet these guidelines.

  Annual cash compensation (as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table that follows) is somewhat influenced by the pay practices of comparable large corporations so that Ameritech remains reasonably competitive with what others are doing. The Compensation Committee's current view is that Ameritech salaries, annual cash compensation and long term compensation should be at about the median of all companies in the comparator group. The comparator group used in establishing the base salary, annual cash compensation guidelines and long term grants is composed of a broad cross section of approximately 65 major corporations in multiple industries as opposed to the smaller peer group comprised of the six Regional Holding Companies ("RHCs") shown in the Shareowner Return Performance Graph at the end of this section. The Committee believes that this is appropriate considering that the Company competes for executives in many industries, not solely with the RHCs. Although competitive practices are viewed importantly, the Company and the Compensation Committee concur in the view that the most important considerations in setting annual compensation are individual merit and the Company's financial performance.

  In 1994 we increased annual cash compensation targets for executives by approximately 4.5% to maintain target total compensation levels based on analysis of survey data of the comparator group companies described above. Mr. Notebaert's base salary increased 49% in 1994 over 1993 to recognize his promotions to President and CEO effective January 1, 1994 and to Chairman and CEO effective April 20, 1994, and to bring his salary more in line with the competitive market rate for his position. His total annual salary and bonus increased because of these promotions and the Company's improved performance versus return on assets and revenue targets, which produced a cash bonus for 1994 above the targeted level.

  Actual incentive bonus awards are made pursuant to the Company's Senior Management Short Term Incentive Plan and are shown in the "Bonus" column in the Summary Compensation Table that follows. These awards are either equal to, more than, or less than targeted amounts depending on actual results compared with the performance measures being used. Thus, the Company's incentive plans forge a direct link between pay and performance, strengthened by the fact that the greater portion of total compensation (annual salary plus annual bonus plus long term awards) is determined by the incentive elements of an individual's aggregate compensation rather than by salary. In 1994 for example, about 59% of the Company's chief executive officer's total compensation was dependent on incentive factors and thus was variable with performance. Because of increases in revenues and return on assets in 1994, the actual incentive bonus awards for 1994 were above the targeted amounts.

  Performance targets established for the annual and for the long term incentive plans are based not only on internal goals but, especially important in terms of the current long term incentives, on the Company's performance measured against comparator groups of other companies approved by the Compensation Committee. The number of shares granted under the Company's long term incentive plans ("LTIP") is based on periodic analysis of the competitive total compensation and the long term incentive component of a comparator group of approximately 25 high profile U.S. industrial companies that has been followed by a recognized industry consultant for a number of years and is a subset of the broad cross section of major corporations referenced above. A percentage of target annual cash compensation to be delivered in the form of long term compensation is established for each executive. The number of shares required to deliver this compensation is determined by assigning a potential present value to each option share and each restricted stock share using models which consider factors such as the grant price and future stock price appreciation targets. Since the assumptions used for each of these factors may be different for each grant, the size of prior grants is not the most important determinant of grant size.

  A grant was made in 1991 under the LTIP that included stock options granted at market price and a performance based restricted stock grant that is distributed based on Ameritech's percentile ranking on total return to shareowners as compared to the total return of approximately 100 companies the size and risk characteristics of which most nearly compare with those of Ameritech. The performance period for each of three installment distributions is a rolling five-year period. A 50th to 55th percentile ranking in total shareowner return is required to earn a target distribution and a 75th percentile ranking is required to earn a maximum distribution. The first distribution of performance based restricted stock from the 1991 grant was made in early 1994 for five years of performance through 1993. In June 1994, the Committee recalculated the first distribution from the 1991 grant to base it on the average of Ameritech's percentile rankings in the five years of the performance period. This recalculation was made in order to lessen the effect of an abnormally high or abnormally low total shareowner return for a single year in a five-year performance period. A supplemental distribution of restricted stock was made to reflect the recalculated amount. The amounts reported for 1993 under the LTIP payouts column in the Summary Compensation Table that follows include the supplemental distribution of restricted stock. The second distribution of performance based restricted stock from the 1991 grant was made in early 1995 for five years of performance through 1994 and was at the same target award level as the 1994 distribution. The LTIP payouts reported in the Summary Compensation Table below for 1992 are from a prior long term grant made in 1988 and cover five years of performance through 1992.

  The Compensation Committee believes strongly in the continued focus of the LTIP on total return to shareowners. Beginning in 1994, the Compensation Committee has approved new annual grants under the LTIP that continue this focus by providing participating executives with grants of stock options and dividend equivalents. The first grant under this program was made in January 1994. The number of options granted is based on competitive analysis of market compensation rates and individual performance. The options are granted at fair market value on the date of grant. Dividend equivalents are converted to share units and credited quarterly to a book account for each participant. The share units will be paid in shares of stock only if and when the options are exercised at a price which exceeds the grant price.

  As often as seems appropriate, but at least annually, the Compensation Committee studies Ameritech's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain the most effective relationship between performance and compensation.

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The 1994 compensation of two of the executives named in the Summary Compensation Table below exceeded the threshold for deductibility under Section 162(m). In the case of Mr. Campbell, the excess was attributable to a one-time hiring bonus he received when he joined the Company in January 1994. In the case of Mr. Notebaert, increases in compensation and benefits attributable to his promotion to CEO in 1994 caused his compensation to exceed the threshold by about $12,500. The Management Committee Short Term Incentive Plan presented in this proxy statement for shareowner approval complies with
Section 162(m) of the Internal Revenue Code and, therefore, awards under this plan will qualify for the corporate tax deduction. It is the Committee's intent to request shareowner approval of future compensation plans for the executive officers subject to the deduction limit as required by these regulations so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of the Company, uses a professional compensation consultant who is separate from consultants employed by the Company. This consultant provides guidance in our deliberations and helps ensure equity and fairness in the Company's practices.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  James A. Henderson, Chairman

  Donald C. Clark

  Arthur C. Martinez

  John B. McCoy

  John D. Ong

SUMMARY COMPENSATION TABLE

  The following table sets forth information as to the compensation of the Chief Executive Officer, each of the other four most highly compensated executive officers of Ameritech as of December 31, 1994 and the former Chairman of the Board who retired in 1994 but who would have been among the other four most highly compensated officers, for services in all capacities to the Company and its subsidiaries in 1992, 1993 and 1994. Numbers of shares in the table and the footnotes thereto have been adjusted for the two-for-one stock split declared in December 1993.

                                                          LONG TERM COMPENSATION
                                                       -------------------------------
                               ANNUAL COMPENSATION           AWARDS           PAYOUTS
                           --------------------------- -------------------    --------
        NAME                                   OTHER                                      ALL
        AND                                   ANNUAL   RESTRICTED OPTIONS/               OTHER
     PRINCIPAL                                COMPEN-    STOCK      SARS        LTIP    COMPEN-
    POSITION(1)       YEAR  SALARY  BONUS(2) SATION(3) AWARDS(4)  (SHARES)    PAYOUTS  SATION(5)
    -----------       ---- -------- -------- --------- ---------- --------    -------- ---------
Richard C. Notebaert  1994 $709,583 $754,200 $ 79,725  $        0 126,000     $244,456 $264,214
 Chairman, President  1993 $447,204 $351,000 $ 78,653  $  729,375  11,466     $161,020 $121,188
 & CEO                1992 $283,333 $236,100 $ 28,401  $        0   3,000     $206,892 $ 83,582
Richard H. Brown      1994 $465,000 $425,600 $137,345  $        0  58,500     $263,965 $156,967
 Vice Chairman        1993 $423,212 $333,900 $144,654  $  729,375   2,200     $233,816 $152,179
                      1992 $375,000 $320,900 $115,761  $        0   3,000     $393,690 $141,997
W. Patrick Campbell   1994 $423,492 $298,600 $ 13,379  $        0  44,300     $      0 $958,707
 Executive VP-        1993
 Corp. Strategy       1992
Thomas P. Hester      1994 $350,000 $312,700 $ 37,403  $        0  35,800     $212,023 $169,454
 Executive VP &       1993 $335,000 $263,000 $ 42,197  $  240,694       0     $198,197 $168,602
 General Counsel      1992 $315,000 $231,800 $ 30,521  $        0   2,000     $284,623 $173,905
Thomas J. Reiman      1994 $233,864 $262,200 $ 19,037  $        0  25,700     $129,148 $ 52,835
 Senior VP-State      1993 $230,000 $229,400 $ 32,647  $        0       0     $120,805 $ 49,971
 & Govt. Affairs      1992 $203,333 $165,200 $ 13,288  $        0  12,500     $135,938 $ 50,926
William L. Weiss      1994 $341,667 $363,800 $202,898  $        0       0     $671,169 $724,017
 Chairman of the      1993 $745,000 $757,600 $200,581  $        0       0     $627,408 $707,877
 Board                1992 $710,000 $602,600 $121,434  $1,676,563 100,000(6)  $985,991 $714,195

- --------
(1) Mr. Notebaert was elected to the additional office of Chairman of the Board effective April 20, 1994. Mr. Campbell joined the Company in January 1994. Mr. Reiman was named Senior Vice President of Ameritech in November 1994. He previously served as President of Ameritech-Indiana. Mr. Weiss was elected Chairman Emeritus effective April 20, 1994 and retired May 31, 1994.
(2) Awards under the Short Term Incentive Plan for Senior Managers, based on corporate performance for the year. Payments are made in January of the next year.
(3) Consists of earnings on long term awards and the value of transportation, club memberships, financial counseling services and payments to offset Federal, state and local tax liabilities attributable to these non-cash services. The value of such non-cash services did not exceed $50,000 for any individual in any year, except Mr. Weiss had $56,116 of such services in 1994, of which financial counseling was 90%.
(4) At December 31, 1994, the persons named in the table above held the following shares of restricted stock with the following values (based on the closing market price of Ameritech Common Stock on December 30, 1994): Mr. Notebaert, 31,734 shares, $1,281,260; Mr. Brown, 61,466 shares, $2,481,690; Mr.
Campbell, no shares, $0; Mr. Hester, 16,774 shares, $677,250; Mr. Reiman, 6,200 shares, $250,325; and Mr. Weiss, 32,200 shares, $1,300,075. Shares shown as of December 31, 1994 include shares of performance based restricted stock distributed in January 1995 and reported in the "LTIP Payouts" column for 1994 in the table above. Dividends are paid on restricted stock when and as paid on the Company's Common Stock.

(5) Detail of amounts reported in the "All Other Compensation" column for 1994 is provided in the table below. Split dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company. The employee contributes an amount equal to the value of the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 15 (or in some cases 10) years.

                                                                                       MR.
          ITEM            MR. NOTEBAERT MR. BROWN MR. CAMPBELL MR. HESTER MR. REIMAN  WEISS
          ----            ------------- --------- ------------ ---------- ---------- --------
. Earnings on Deferred
 Compensation               $ 23,635    $ 52,045    $    317    $ 45,139   $ 5,953   $ 75,323
. Cash Dividends on
 Stock Options              $      0    $      0    $      0    $      0   $     0   $194,000
. Company Contributions
 to Defined Contribution
 Savings Plans              $ 31,013    $ 20,756    $ 17,250    $ 15,445   $11,194   $ 15,906
. Hiring Bonus              $      0    $      0    $820,000    $      0   $     0   $      0
. Split Dollar Insurance
 Premium Value              $209,566    $ 84,166    $121,140    $108,870   $35,688   $438,788
                            --------    --------    --------    --------   -------   --------
    Total All Other
     Compensation           $264,214    $156,967    $958,707    $169,454   $52,835   $724,017
                            ========    ========    ========    ========   =======   ========

(6) The option became exercisable as to 50,000 shares on May 31, 1994, at which time Mr. Weiss retired, and will become exercisable as to the remaining 50,000 shares on May 31, 1997. Mr. Weiss has agreed to serve as a consultant to the Company for five years after his retirement. If Mr. Weiss fails or refuses to provide such consulting services, the unexercisable portion of the option will be forfeited. Dividend equivalents accrue on the option shares when and as dividends are paid on the Company's Common Stock and will be paid in cash upon exercise or expiration of the option.

LONG TERM INCENTIVE PLANS

  The Company's shareowners approved Long Term Incentive Plans ("LTIP") in 1985 and 1989. These plans provide incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other forms consistent with the objectives of the plans. The following two tables provide information as to exercises and grants of stock options under the LTIP. No grants other than stock options were made under the LTIP in 1994.

OPTION/SAR EXERCISES IN 1994 AND OPTION/SAR VALUES AT DECEMBER 31, 1994

  The following table provides information as to options exercised in 1994 by the officers named in the Summary Compensation Table above and the value realized upon such exercises and as to the value of options held by such officers at year end based on the closing price of the Company's Common Stock on December 30, 1994.

                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
            SHARES                 OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
           ACQUIRED                 AT YEAR END             AT YEAR END (1)
              ON     VALUE   ------------------------- -------------------------
  NAME     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----     -------- -------- ----------- ------------- ----------- -------------
Richard
 C.
 Notebaert     0      n/a       61,932      137,466    $  648,148    $284,818
Richard
 H. Brown      0      n/a       22,866       60,700    $  188,186    $100,986
W. Pat-
 rick
 Campbell      0      n/a            0       44,300    $        0    $ 84,392
Thomas P.
 Hester        0      n/a      100,300       35,800    $1,341,220    $ 68,199
Thomas J.
 Reiman        0      n/a       31,600       25,700    $  265,930    $ 48,959
William
 L. Weiss      0      n/a      334,300       50,000    $3,998,102    $342,185

- --------
(1) Valued at $40.375 per share.

OPTION GRANTS IN 1994

  The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 1994. The exercise price of all such options was the fair market value on the date of grant. Stock options generally become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant. In the event of a change in control of the Company, options previously granted would be exercisable in full. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                                ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS                                          OPTION TERM
- ------------------------------------------------------------------------ ------------------------------------
                    NUMBER OF     % OF TOTAL
                    SECURITIES     OPTIONS
                    UNDERLYING    GRANTED TO    PER SHARE
                   OPTIONS/SARS   EMPLOYEES    EXERCISE OR    EXPIRATION
       NAME         GRANTED(1)  IN FISCAL YEAR BASE PRICE        DATE    0%        5%               10%
       ----        ------------ -------------- -----------    ---------- --- ---------------  ---------------
Richard C.
 Notebaert            126,000        2.20%       $38.47        1/20/04   $ 0      $3,047,940       $7,725,060
Richard H. Brown       58,500        1.02%       $38.82(avg)   1/30/04   $ 0      $1,427,985       $3,619,395
W. Patrick Camp-
 bell                  44,300        0.77%       $38.47        1/20/04   $ 0      $1,071,617       $2,716,033
Thomas P. Hester       35,800        0.62%       $38.47        1/20/04   $ 0      $  866,002       $2,194,898
Thomas J. Reiman       25,700        0.45%       $38.47        1/20/04   $ 0      $  621,683       $1,575,667
William L. Weiss            0           0%          n/a            n/a   n/a             n/a              n/a
All Shareowners           n/a          n/a          n/a            n/a   $ 0 $13,367,406,301  $33,881,742,705
All Optionees       5,736,650      100.00%       $38.55(avg)      2004    $0    $139,056,396     $352,459,776
Optionees Gain
 as % of All
 Shareowners Gain         n/a          n/a          n/a            n/a   n/a            1.04%            1.04%

- --------
(1) Under the terms of the options granted to Messrs. Notebaert, Brown, Campbell, Hester and Reiman, dividend equivalents are credited quarterly on the shares subject to the options by dividing the aggregate cash dividend that would have been paid on such shares had they been outstanding by the current market price of the Company's Common Stock. The dividend equivalents will be distributed in the form of shares of stock only if and when the options are exercised at a time when the current market price exceeds the exercise price. Dividend equivalents credited in 1994 on options held by the persons named in the Summary Compensation Table above were: Mr. Notebaert, 6,401 shares; Mr. Brown, 2,972 shares; Mr. Campbell, 2,250 shares; Mr. Hester, 1,819 shares; Mr. Reiman, 1,306 shares; and Mr. Weiss, no shares.

The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation in the stock price of the Company. As shown in the 0% column above, no gain to the named officers or all optionees is possible without appreciation in the price of the Company's Common Stock, which will benefit all shareowners. For example, in order for Mr. Notebaert to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's Common Stock would be approximately $62.66 and $99.78, respectively, as of the expiration date of his option.

  No stock appreciation rights ("SARs") were granted in 1994. A SAR entitles a participant to receive, upon exercise of the SAR, an amount equal to the difference, if any, between the exercise price per share and the fair market value of a common share on the date of exercise, multiplied by the number of shares as to which the SAR is exercised. The Company has in the past granted SARs only in tandem with stock options, such that exercise of the option reduces the number of shares as to which the SAR may be exercised and exercise of the SAR cancels the option as to such number of shares.

PENSION PLANS

  The following table illustrates the maximum annual benefits payable upon retirement pursuant to the Company's non-contributory pension plan for management employees for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity.

        FINAL
       AVERAGE                                YEARS OF SERVICE
       ANNUAL         ----------------------------------------------------------------
    COMPENSATION         15       20       25       30       35       40        45
    ------------      -------- -------- -------- -------- -------- -------- ----------
      $  600,000      $134,165 $178,886 $223,608 $268,330 $313,051 $357,773 $  402,494
         800,000       179,165  238,886  298,608  358,330  418,051  477,773    537,494
       1,000,000       224,165  298,886  373,608  448,330  523,051  597,773    672,494
       1,200,000       269,165  358,886  448,608  538,330  628,051  717,773    807,494
       1,400,000       314,165  418,886  523,608  628,330  733,051  837,773    942,494
       1,600,000       359,165  478,886  598,608  718,330  838,051  957,773  1,077,494

  Under the management pension plan, annual pensions are computed on the basis of final average compensation over a period of five years. Compensation included in the pension plan base consists of salaries and actual Short Term Incentive Plan awards (shown in the "Bonus" column of the Summary Compensation Table above).

  As of December 31, 1994, Mr. Notebaert, Mr. Brown, Mr. Campbell, Mr. Hester and Mr. Reiman had 25, 17, 0, 28, and 20 years of service, respectively, for purposes of the management pension plan. Mr. Weiss retired effective May 31, 1994 with 43 years of service. Employees hired at age 35 or over into the fifth or higher level of management (including Mr. Brown and Mr. Campbell) receive additional pension benefits based on years of service at or above the fifth level at approximately one-half the rate under the management pension plan, subject to certain limitations based on percentages of final average pay. Such benefits are paid as an operating expense.

  Pension amounts are not subject to reductions for Social Security benefits or other offset amounts. The Employee Retirement Income Security Act of 1974 ("ERISA") places certain limitations on pensions which may be paid under Federal income tax qualified plans. Pension amounts which exceed such limitations, as well as pension amounts attributable to awards under the Short Term Incentive Plan, are paid under a separate non-qualified plan as an operating expense.

  Management employees may elect to receive pension benefits under the qualified plan and/or the non-qualified plan in a lump sum upon retirement based on the present value of such pension benefits. The non-qualified pension plan was amended in 1992 to provide for a lump sum payment as of December 31, 1992 to those participants in the non-qualified plan (including Mr. Hester and Mr. Weiss) who were as of December 31, 1994 eligible by reason of age and length of service to receive a service pension, unless the participant waived such payment of the accrued benefit.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company entered into an agreement with Mr. Weiss which provided that he would serve as Chief Executive Officer of the Company, or in another appropriate senior position, until May 31, 1994, at which time Mr. Weiss reached the normal retirement age of 65, and as a consultant to the Company for a period of five years following his retirement. If the consulting services requested by the Board require substantial time over an extended period, the Board will determine a reasonable consulting fee for Mr. Weiss.

  The Company entered into an employment agreement with Mr. Campbell when he joined the Company in January 1994. The agreement provides for a base salary of $460,000 subject to adjustment in accordance with the Company's customary practice. The agreement also provides for special one-time bonuses of $820,000 at the time Mr. Campbell was hired (which is shown in the "All Other Compensation" column for 1994 in the Summary Compensation Table above) and $250,000 on the first anniversary of Mr. Campbell's employment. Under the agreement, if the Company terminates Mr. Campbell's employment without cause prior to the fifth anniversary of the commencement of his employment, the Company will pay Mr. Campbell a lump sum equal to eighteen months of his base salary.

  In 1994, the Company entered into agreements regarding change in control with Messrs. Notebaert, Brown, Campbell, Hester and Weiss and two other senior executive officers. These agreements replaced similar agreements entered into in 1989 with Mr. Weiss and certain other executive officers who have since retired. Under these agreements, a "change in control" occurs if (a) any person (other than an employee benefit plan of the Company or the executive or persons acting in concert with the executive) becomes the beneficial owner of 20% or more of the Company's voting stock, (b) a tender offer is made and the offeror owns or has accepted for payment 20% or more of the Company's voting stock (unless the tender offer is approved by the Company's Board of Directors before the offeror becomes the beneficial owner of 5% or more of the Company's voting stock), (c) during any period of twenty-four consecutive months members of the Board at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least two-thirds of such existing Directors, cease to comprise a majority of the Board of Directors, or (d) the shareowners of the Company approve a merger or consolidation of the Company with any other company (unless the voting stock outstanding immediately prior thereto continues to represent at least 70% of the combined voting power of the Company or the surviving entity thereafter or at least 50% of the Directors of the Company or the surviving entity after the merger or consolidation were Directors of the Company prior thereto). The agreements provide that the executive's compensation and employee benefits will not be reduced following a change in control. The agreements also provide that if the executive's employment with the Company is terminated under certain circumstances the executive will continue to receive certain medical, insurance and other employee benefits for a period of twenty-four months and will receive a lump sum payment up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, the sum of (i) 2.99 times the executive's annual salary rate in effect immediately prior to the change in control and the executive's short term incentive award for the preceding year plus (ii) the actuarial equivalent of the additional pension benefits the executive would have accrued under the Company's qualified and non-qualified pension plans if, on the date of termination, the executive had been credited with two additional years of age, service and compensation under such plans. These benefits will be provided to the executives other than Mr. Notebaert if the executive's employment is terminated involuntarily for any reason other than death, disability or just cause during the twenty-four month period following the change in control or voluntarily by the executive during the thirty-day period beginning on the first anniversary of the change in control and to Mr. Notebaert if his employment is voluntarily or involuntarily terminated (other than for death, disability or just cause) during the twenty-four month period following the change in control. The Company estimates that, if a change in control occurred as of January 31, 1995, the aggregate amount payable under these agreements if the employment of Messrs. Notebaert, Brown, Campbell and Hester was terminated would be approximately $16,395,000. The initial terms of these agreements expired on December 31, 1994 and on such date and each December 31 thereafter they are automatically extended for an additional one-year term unless the Company has given notice by the preceding November 1 that the term will not be extended, provided that the term continues for twenty-four months after a change in control occurs.

  Under the Ameritech Senior Management Severance Pay Plan, which became effective January 1, 1989, key executives of the Company and its subsidiaries (approximately 200 persons as of February 1, 1995, including Messrs. Notebaert, Brown, Campbell and Hester if the agreements described above are not in effect) will, so long as they are employed during the twenty-four month period following a change in control (as defined above), continue to receive a base salary at a rate not less than the rate in effect prior to the change in control and to participate in short and long term incentive plans and other employee benefit plans which are not materially less favorable than those applicable immediately prior to the change in control. The Plan also provides for a severance benefit to such executives, in an amount up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, two times base salary as of the change in control, two times the target short term incentive award for the year preceding the change in control and the actuarial equivalent of the additional pension benefits the executive would have accrued if he or she had two additional years of age, service and compensation, in the event that the executive's employment is terminated by the employer other than for cause or disability or by the executive for good reason during the twenty-four months following a change in control or at the executive's discretion during the thirty-day period following the first anniversary of the change in control.

  In the event of a change in control (as defined above), the Company's benefit plans provide that the short term incentive award for the year in which the event occurs will be not less than the target award, all stock options previously granted will become fully exercisable, the restrictions on Restricted Stock previously granted will terminate, performance units under the long term incentive plan will be immediately valued based on the highest fair market value of the Company's Common Stock during the period beginning thirty days prior to and ending thirty days after the change in control, compensation previously deferred will be paid in a lump sum unless waived by the executive, and pension amounts under the non-qualified pension plan will be held in a trust for the benefit of the employees entitled to such pension amounts.

SHAREOWNER RETURN PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) of Ameritech, the average of the other six Regional Holding Companies ("RHCs") formed along with Ameritech in the AT&T divestiture effective January 1, 1984, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group (treating its spin-off of AirTouch Communications in 1994 as a special, one-time dividend), SBC Corporation and US WEST, Inc. ("Peer Group Index"), and the Standard & Poor's 500 Composite Stock Index ("S&P 500") from December 31, 1989 through December 31, 1994.




              [CHART OF FIVE-YEAR CUMULATIVE TOTAL RETURN ART]

                          12/31/89 12/31/90 12/31/91 12/31/92 12/31/93 12/31/94
                          -------- -------- -------- -------- -------- --------
   Ameritech.............   $100     $103     $104     $123     $139     $154
   Peer Group Index......   $100     $ 96     $101     $112     $133     $125
   S&P 500...............   $100     $ 97     $126     $136     $150     $152

  From November 21, 1983, the date on which Ameritech and the other RHCs began trading on a "when issued" basis on the New York Stock Exchange, through December 31, 1994, Ameritech has provided its shareowners with a cumulative total return of 601%. This performance compares to a 307% total return for the S&P 500 and a 459% return for the Peer Group Index over the same eleven-year period.

                    SUBMISSION OF 1996 SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the annual meeting in 1996 must be received by the Secretary of Ameritech, 30 South Wacker Drive, Chicago, Illinois 60606, not later than November 1, 1995 to be considered for inclusion in the Company's 1996 proxy material.

                             ADDITIONAL INFORMATION

  In addition to soliciting proxies through the mail, certain employees of Ameritech and its transfer agent, First Chicago Trust Company of New York, may solicit proxies in person and by telephone. Ameritech has retained Kissel-Blake Inc., 25 Broadway, New York, New York 10004, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $22,000. The cost of soliciting proxies will be borne by Ameritech. As is customary, Ameritech will, upon request, reimburse brokers, banks, nominees, custodians and other record holders for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of the shares.

  If you plan to attend the Annual Meeting in person, please retain the admission ticket attached to the form of proxy accompanying this notice and proxy statement. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door.

  Highlights of the meeting will be included in the quarterly report mailed to shareowners on May 1, 1995.

  The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat
                                          Secretary

March 1, 1995

                                                                       EXHIBIT A

                         AMERITECH MANAGEMENT COMMITTEE
                           SHORT TERM INCENTIVE PLAN

  1. Purpose. The purpose of the Ameritech Corporation Management Committee Short Term Incentive Plan (the "Plan") is to provide key executives of Ameritech Corporation (the "Company") with incentive compensation based upon the achievement of established annual performance goals.

  2. Eligibility. The individuals eligible to participate in the Plan (the "Participants") are the Chief Executive Officer of the Company and each other executive officer who is for all or any part of a Performance Period (as hereinafter defined) a member of the Management Committee of the Company. If a Participant is a member of the Management Committee for less than a full Performance Period, his or her payout under the Plan for such Performance Period shall be prorated based on the portion of the Performance Period he or she served as a member of the Management Committee.

  3. Performance Periods. Each performance period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending December 31.

  4. Administration. The Compensation Committee of the Board of Directors of the Company (the "Committee") shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration. Such power and authority shall include proration or adjustment of awards in the case of retirement, termination, changes in base salary, dismissal, death and other conditions as appropriate.

  5. Performance Goals. On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance criteria for the Performance Period and the weighting of the performance criteria if more than one. The performance criteria shall be quantifiable financial measures for the Company as a whole and may include net income, earnings per share, cash flow, revenues, return on assets or total shareowner return.

  6. Target Incentives and Payout Schedule. On or before the 90th day of each Performance Period, the Committee shall establish in writing a target incentive award for each Participant and a payout schedule specifying the percentages, ranging from 0% to 150%, of the target awards to be paid for varying levels of attainment of the financial performance criteria established pursuant to
Section 5.

  7. Incentive Payout Calculation. As soon as practicable after release of the Company's financial results for the Performance Period, the Committee will certify the Company's attainment of the financial performance criteria established for such Performance Period pursuant to Section 5 and will calculate the possible payout of incentive awards for each Participant under the payout schedule established pursuant to Section 6. To the extent net income is used alone or as a component of another performance criteria, it shall mean net income as reported to shareowners, but before losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in the Company's audited financial statements.

  8. Reduction of Calculated Payouts. The Committee shall have the power and authority to reduce or eliminate for any reason the payout calculated pursuant to Section 7 that would otherwise be payable to a Participant based on the established target award and payout schedule.

  9. Payouts. After calculation of incentive payouts pursuant to Section 7 and any reduction or elimination thereof pursuant to Section 8, the Committee shall certify the amount of the payout to each Participant under the Plan for the Performance Period. In no event shall the payout under the Plan to any Participant for any Performance Period exceed $4.5 million. Payment of the incentive award determined in accordance with the Plan for each Performance Period shall be made to a Participant in cash. Awards payable pursuant to the Plan may be deferred by a Participant under the terms of the Ameritech Senior Management Supplemental Savings and Deferral Plan in effect from time to time, provided that awards under the Plan so deferred may not be distributed to the Participant until the Participant's retirement with a service pension under the Company's Management Pension Plan or termination of employment.

  10. Change in Control. If a Change in Control (as defined below) occurs, then each Participant who is actively employed by the Company on the date of the Change in Control shall receive, as soon as practicable following the earlier of his termination of employment or the end of the calendar year in which such Change in Control occurs, not less than 100% of the target award established for the Participant pursuant to Section 6 for the Performance Period in which the Change in Control occurs, subject to upward adjustment based on the criteria established by the Committee prior to the

Change in Control. For purposes of the Plan, the term "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

    (i) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than:

      (A) a trust or other fiduciary holding securities under an employee benefit plan of the Company; or

      (B) the Participant or any other person acting in concert with the Participant;

    is or becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph
    (i) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

    (ii) a tender offer is made for the stock of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (ii) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

    (iii) during any period of 24 consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

    (iv) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than:

      (A) a merger or consolidation which would result in the Company's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation; or

      (B) a merger or consolidation which would result in the directors of the Company who were directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

For purposes of paragraph (iv) above, the phrase "surviving entity" shall mean only an entity in which all of the Company's stockholders who are stockholders immediately before the merger or consolidation (other than stockholders exercising dissenter rights) become stockholders by the terms of the merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall not include (1) any director of the Company who was designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i) or paragraph (iv) above, or (2) any director who was not a director at the beginning of the 24-consecutive-month period preceding the date of such merger or consolidation, unless his election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors who were directors before the beginning of such period.

  11. Miscellaneous Provisions.

  (a) The Board of Directors shall have the right to suspend or terminate this Plan at any time and may amend or modify the Plan with respect to future Performance Periods prior to the beginning of any Performance Period, provided that no such amendment or modification shall materially increase benefits payable to Participants under the Plan unless such amendment or modification shall have been approved by the shareowners of the Company.

  (b) Nothing contained in the Plan or any agreement related hereto shall affect or be construed as affecting the terms of employment of any Participant except as specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto shall impose or be construed as imposing any obligation on (i) the Company to continue the employment of any Participant or (ii) any Participant to remain in the employ of the Company.

  12. Adoption and Duration. The Plan shall become effective as of the first day of the year in which it is approved by the shareowners of the Company and the Plan shall remain in effect for a period of five (5) calendar years.

                                AMERITECH LOGO

P R O X Y

AMERITECH CORPORATION
30 South Wacker Drive, Chicago, Illinois 60606                            [LOGO]
- --------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING ON APRIL 19, 1995.

The undersigned hereby appoints Richard C. Notebaert, Melvin R. Goodes, Hanna Holborn Gray, Lynn M. Martin, John D. Ong and A. Barry Rand, and each of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Ameritech Corporation at the Annual Meeting of Shareowners to be held in the Arthur Rubloff Auditorium at The Art Institute of Chicago, Chicago, Illinois, on April 19, 1995, beginning at 9:30 a.m., and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE: FOR THE ELECTION OF THE NOMINEES LISTED BELOW; IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND DESCRIBED IN THE ENCLOSED PROXY STATEMENT; AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. IF YOU HAVE INDICATED ANY CHANGES OR VOTING LIMITATIONS IN THIS PARAGRAPH, PLEASE MARK THE "VOTE LIMITATIONS" BOX ON THE REVERSE SIDE OF THIS CARD.

Your vote for election of Directors may be indicated on the reverse side of this card. Five Directors are to be elected at the meeting. The nominees of the Board of Directors are Hanna Holborn Gray, Arthur C. Martinez, John D. Ong, A. Barry Rand and James A. Unruh.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX 8678, EDISON, NEW JERSEY, 08818-9166. IF YOU DO NOT SIGN AND RETURN A PROXY OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in various employee savings plans as described in the proxy statement.

Comments: ______________________________________________________________________

________________________________________________________________________________
If you have written in the above space, please mark the "Comments" box on the reverse side of this card.

            DETACH PROXY CARD HERE AND RETURN IN ENCLOSED ENVELOPE

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.

The Board of Directors recommends a vote FOR

                  FOR  WITHHELD                          FOR  AGAINST  ABSTAIN
1. Election of                       2. Ratification of
   Directors      [_]    [_]            Independent      [_]    [_]      [_]
  (see reverse)                         Accountants

                                     3. Approval of Mgt.
                                        Committee Short
                                        Term Incentive
                                        Plan

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S): _______________________

The Board of Directors recommends a vote AGAINST

                                                        FOR  AGAINST  ABSTAIN
                          4. Shareowner Proposal on
                             Cumulative Voting in       [_]    [_]      [_]
                             Elections of Directors

                          5. Shareowner Proposal on
                             Electing All Directors     [_]    [_]      [_]
                             Annually Instead of by
                             Classes

Special Note

ITEMS ON OTHER SIDE OF CARD                  Comments                        [_]

                                             Vote Limitations                [_]

SPECIAL ACTION                               (For Multiple Account Holders Only)
                                             Discontinue Annual Report Mailing
                                             for This Account                [_]

                                             Will Attend Annual Meeting      [_]


SIGNATURE(S) ___________________________________________  DATE ___________, 1995

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such.

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